Exhibit 99.2

                TRANSCRIPT OF PUBLICLY ACCESSIBLE CONFERENCE CALL
                           WITH INVESTORS AND ANALYSTS

     Judy: Good morning. My name is Judy, and I will be your conference facilitator. At this time, I would like to welcome everyone to the Pacific Capital Bancorp Second Quarter Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer period. If you would like to ask a question during this time, simply press *1 on your telephone keypad. If you like to withdraw your question, press *2 on your telephone keypad. Thank you. Ms. Tucker, you may begin your conference.

     Rose Tucker: Thank you, operator. Good morning, everyone, and thank you for joining us to discuss second quarter results with the management of Pacific Capital Bancorp. With us today from management are Tom Thomas, President and Chief Executive Officer, and Don Lafler, Executive Vice President and Chief Financial Officer. They are also joined by Dale Diederick, Chief Risk Officer, and Clay Larson, Vice Chairman. Management will provide a brief summary of the quarter and open up the call to questions.

     During the course of the conference call, management may make forward-looking statements with respect to the financial condition, results of operation, and business of Pacific Capital Bancorp. These include statements that relate to or are dependent on estimates or assumptions relating to the prospects of continued loan and deposit growth, improved credit quality, the operating characteristics of the Company's income tax refund program, and economic conditions within its market. These forward-looking statements involve certain risks and uncertainties, many of which are beyond the Company's control. Forward-looking statements speak only as of the date they are made, and Pacific Capital Bancorp does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

     At this time, I would like to turn the call over to Tom Thomas.

     Tom Thomas: Thank you, Rose. Good morning, everyone, and thank you for joining us today. I'm going to provide a brief overview of the second quarter of 2003, and then I'll turn the call over to Don Lafler, our Chief Financial Officer, who will review our financial results. Following Don, our Chief Risk Officer, Dale Diederick, will talk about the trends in our loan portfolio. After that, I will discuss our current outlook.

     In the second quarter, we recorded earnings per share of $0.38, which compares with $0.43 in the same quarter last year. The $0.38 is lower than we expected and is lower than we believed our earnings would be up until a few days ago when we were informed by a customer of the change in their financial condition that led us to record a $2.1 million charge related to a letter of credit we had extended to them. This is a credit that has been on our problem loan list since September 2001. Between that time and this past quarter, we had taken a total of $2.4 million in charges related to the credit. With this additional $2.1 million charge, we believe we have sufficiently provided for the loss inherent in this credit based on the information available today. As is appropriate with a letter of credit, because it involves an unfunded commitment, the charge is reflected in our other expense line item, rather than our provision for credit losses. We recognize that our second quarter results are lower than the street's expectation, and we would have preferred to have provided more timely notification of the impact of this item on results to the investment community. We received the notification I mentioned above in early July, and it then took several days of attempting to clarify the information with the customer, followed by discussion with our accountants to confirm our decision regarding this charge. The final decision was not made until early this week. It is important to note that all of our other letters of credit are "pass" rated.

     Our year over year comparison was challenging due to a disparity in the contribution that the refund anticipation loan (or "RAL") program and the refund transfer (or "RT") program made in those respective quarters. As most of you know, the bulk of our RAL and RT income is generated in the first quarter of the year. Then, as recoveries are made on RAL from previous years and fees are earned on end-of-season transactions, we generally see a modest amount of additional income in the second quarter of the year. We had virtually the same amount of interest in fees in the second quarter in 2003 as we did in 2002, but provision expense in 2003 was $5.2 million more than in the same quarter of 2002. As we mentioned on our last conference call, in 2002 we had an exceptionally low charge-off rage which contributed to an additional $2.9 million in RAL-related net income being recognized in the second quarter of last year. This year, charge-offs related to RALs returned to a more normalized level. In addition, the low charge-off rate last year provided fewer recovery opportunities this year and therefore a lower dollar amount of recoveries.

     Other than the RAL program, our net income was negatively impacted by pressure on our net interest margin resulting from the continuing reduction in prevailing interest rates. As we have discussed in the past, interest rates are so low that we are unable to reduce the rates we pay on our deposits to the same degree as the reduction in rates on our loans. We've also taken steps to generate additional net interest income aside from our loan portfolio through a leverage strategy discussed in our April conference call. However, this has also meant that we now have more assets on our balance sheet that are subject to prepayment risks and subsequent reinvestment at lower rates. In summary, this is a very challenging environment for generating growth and interest income.

     The positive developments of other aspects of our business that I'll discuss now have been offset by the reduction in our net interest margin. The primary positive development during the quarter was the notable improvement in the financial condition of a number of our borrowers which resulted in improved asset quality and a negative provision for credit losses during the second quarter excluding RAL. We also saw an encouraging pickup in loan demand from our commercial customers, with average commercial loans increasing by approximately 6% from the first quarter. We are seeing a more robust pipeline of lending opportunities as our core commercial clients take advantage of the low interest rate environment. Finally, our non-interest revenue areas are also performing well, collectively increasing by approximately 22% from the second quarter of last year. From an overall perspective, we are generally pleased with the bank's performance in the areas that are within our control.

     Turning to other items of note, we announced a 5% increase in our dividend today. This increase will keep our dividend within our targeted payout ratio of 35-40% of earnings. We also announced today that we will be opening our first branch in the city of Simi Valley in the first quarter of 2004, our twelfth branch in Ventura County. We've mentioned in the past that we believe Ventura County represents one of our strongest growth opportunities. In fact, we have increased our deposits in that county by an average of 16% per year over the past three years. Our market research indicates that our presence will fill a community bank niche not presently being served in Simi Valley. The demographics of that city are similar to the markets in which we have had our greatest success, and we believe this expansion will yield very positive results for us. De novo branching remains a key part of our growth strategy, as do acquisitions. Despite the recent pickup in M&A activity in California, we feel there continues to be a pool of candidates that share our community bank culture and value, and we think that acquisitions still represent a meaningful growth vehicle. While we are exploring various opportunities in this area, we continue to maintain our disciplined pricing criteria and we will only act when we're convinced that the price we pay can generate a satisfactory return for our shareholders.

     Before I turn the call over to Don, I would like to share some economic projections for our southern markets that were recently issued by the University of California, Santa Barbara Economic Forecast Project. This is a research program at UCSB that provides current economic and business information to participating sponsors, which includes Santa Barbara Bank & Trust. For the tri-counties area, which consists of Santa Barbara, San Luis Obispo, and Venture Counties, they project that the gross county product will grow by 4.4% in 2003 and 4.6% in 2004. For comparison, they estimate that the same region grew by 3.1% in 2002. The report indicates that economic conditions in the tri-counties area are expected to be more favorable than the overall State of California for the next several years. It is also expected that the services and construction segments of our economy will increase in importance throughout the region, while the tourism industry will remain depressed in 2003 before a slow rebound begins next year. Once again, these forecasts only relate to the southern portion of our footprint.

     At this point, I'm going to turn the call over to our Chief Financial Officer, Don Lafler, who will review our financial results for the second quarter. Don?

     Don Lafler: Thank you, Tom. The Company's net income in the second quarter was $13.4 million or $0.38 per diluted share. This compares with $15.2 million or $0.43 per diluted share reported for the second quarter of 2002. In our press release today, we have provided all of our key financial measures according to GAAP, as well as figures excluding the impact of the RAL and RT programs. We also provide a table to reconcile the GAAP numbers for the whole Company to the numbers exclusive of the RAL and RT programs. For brevity's sake, I will only review the measures excluding the RAL and RT programs on today's call, except when I am specifically discussing those two programs.

     Our return on consolidated equity without RALs for the quarter was 13.52%, and our return on assets was 1.21%. This compares with 17.97% and 1.51%, respectively, for the second quarter of 2002. As we mentioned last quarter, we are leveraging our balance sheet to generate additional interest income. However, this has a negative impact on our return on assets ratio.

     We recorded total interest income of $60.4 million in the second quarter compared to $64.2 million in the same period last year. Total interest expense was $13.5 million for the quarter compared with $15.7 million in the second quarter of 2002. The decrease in both interest income and interest expense was due to the lower interest rate environment.

     Tom also mentioned the impact of prepayments. For comparison, in the second quarter of 2002 for the securities portfolio, we had $162,000 in premium amortization. In the second quarter of 2003, this figure was $2 million in premium amortization. Despite this increase, we believe that our leveraging strategy will help to maintain our net interest income. We are adding hybrid ARM, mortgage-backed securities at an average rate of 3.25-3.5%, with funding of between 1.5-1.75%. On $400 million of those assets which we will have by the end of this month, that amounts to a spread income of about $1.5-$2 million per quarter. The underlying mortgages in these securities have relatively low coupons and, with intermediate rates actually rising since the last Fed cut, we anticipate that prepayment rates will begin to slow in the third quarter. A strategy was designed with well-defined risk tolerances and modeling showed a profit even with prepayment rates higher than what we are now experiencing.

     Our net interest margin in the second quarter was 4.59%, which compares with 5.14% in the same period last year, which represents a decline from our first quarter 2003 net interest margin which was 4.80%. As Tom indicated, the prepayments and the amortization of premiums on our mortgage-backed securities are having a negative impact on our net interest margin.

     Tom also mentioned the growth in commercial loans. For the whole portfolio, total loans were $3 billion at June 30, 2003, up slightly from the $2.97 billion at the end of the previous quarter. This also compares with $2.88 billion at June 30, 2002, an increase of 4.2% year over year. Total deposits, excluding RALs, were $3.61 billion at June 30, 2003, which compares to $3.55 billion at March 31, 2003 and it also compares with total deposits of $3.22 billion at June 30, 2002, an increase of 12% year over year.

     One of the priorities within the Company has been to increase our demand deposits, and we have been successful in this regard. Year over year, non-interest-bearing deposits increased 19.3%. These deposits will become even more beneficial to the Bank once interest rates begin heading up. Non-interest revenue, again excluding the RAL and RT programs, was $11.9 million for the second quarter of 2003. This compares with $10.6 million in the second quarter of 2002, an increase of 12.3%. Service charges on deposits increased 10.9% over the second quarter of 2002 to $3.8 million. Fees generated by our trust and investment services division were $3.5 million compared with $3.4 million in the second quarter of last year. Income from other service charges, commissions, and fees was $3.9 million. This compares with $2.7 million reported in the same quarter of 2002. The increase is primarily attributable to increases in brokerage fees earned from selling residential loans, but there were also increases in a variety of other fee categories. We had a net gain of approximately $600,000 as we sold certain lower yielding securities. And, finally, other income was essentially flat year-to-year.

     We completed our 2003 RAL and RT programs during the quarter, with the exception of a minor program we will have in the third quarter for soldiers who received extensions for their income tax filings. Year-to-date, these programs generated approximately $40.6 million in pretax income compared to $33.7 million last year. As Tom mentioned, we experienced a lower level of recoveries and a higher level of charge-offs related to the 2003 RAL program, which negatively impacted our second quarter results. The higher level of charge-offs was primarily due to an increased level of IRS review of electronically filed returns this year. The lower level of recoveries was due to the lower rate of charge-offs in the prior year. Excluding RALs, our operating efficiency ratio was 64.12% in the second quarter of this year, which compares with 54.19% last year. Our higher operating efficiency ratio was impacted by the lower level of net interest income, as well as some special items that we don't expect to occur in the next quarter, including the charge for the letter of credit that Tom discussed, property tax reassessment, anti-money laundering compliance efforts, and a write-off on the defaulted interest rate swap with a customer. In total, these special items represent $3 million of the $5.7 million increase, exclusive of RAL, in the other operating expense for the quarter.

     We began implementing our latest $20 million stock repurchase program authorized by our Board of Directors in April. Through the end of the second quarter, we have purchased 73,720 shares of our common stock at an average per share price of $32.69, for a total price of $2.4 million.

     I'm now going to turn the call over to our Chief Risk Officer, Dale Diederick, who will discuss our loan portfolio.

     Dale Diederick: Thanks, Don. From a credit perspective, we had a very positive quarter. In virtually all market segments and all industries, other than wine and hospitality, we saw a general trend of improved financial condition among our borrowers. This resulted in a $7 million reduction in total non-performing loans during the quarter, which represents an 11% decrease in three months. To provide a bit more detail on the improvement in asset quality that we saw, I'll provide a breakdown of non-performing loans in some of our key loan portfolios. These figures indicate the reduction we saw in non-performing loans to total loans in that particular portfolio from the first quarter to the second quarter. In our commercial and industrial portfolio, non-performing loans decreased from 5.03% to 4.35%. In commercial real estate, non-performing loans decreased from 79 basis points to 46 basis points. In addition, vacancy rates continue to remain stable in our markets. In commercial equipment leasing, non-performing loans decreased from 1.39% to 1.24%. In indirect auto financing, non-performing loans decreased from 58 basis points to 46 basis points. And, finally, in our residential mortgage portfolio, non-performing loans decreased from 24 basis points to 19 basis points. We saw a similar positive trend in the number of potential problem loans as the special mention category decreased by $5.2 million during the quarter or approximately 7%.

     Now I'd like to give you an update on the two larger credits we have discussed in previous calls: one in the wine industry and one in the hospitality industry. Because total non-performing loans decreased in the quarter, these two loans now make up approximately 61.5% of our total non-performing loans. We continued to work with both customers during the quarter to manage these credits, but they were not progressing as we would have hoped. Therefore, we are more assertively pursuing our collection efforts in order to effect a more timely resolution. Neither of these credits is now classified as current; however, with respect to the inherent loss on each loan, we have not changed our expectations and we continue to believe that we are sufficiently reserved.

     Excluding RALs, we recorded a negative provision for credit losses of $1.3 million in the second quarter. This negative provision is reflective of the $7 million decrease in non-performing loans, a $5.2 million decrease in potential problem loans, and a lower than expected charge-off rate this quarter. Total non-performing assets in the second quarter of 2003 decreased to 1.22% of total assets from 1.45% in the previous quarter. Our net charge-offs, exclusive of RALs, were $2.6 million in the second quarter compared with $4.3 million in the prior quarter. And, finally, annualized net charge-offs to total loans, both exclusive of RALs, were 0.35% for the second quarter of 2003 compared with 0.59% in the first quarter of 2003.

     In summary, we are very encouraged by the trends we are seeing in our portfolio and an improving financial condition of our customers.

     Now I'll turn the call back over to Tom.

     Tom Thomas: Thanks, Dale. I'd like to talk about our outlook for the remainder of the year. Following the recent 25 basis point cut in interest rates, we were anticipating further pressure on our net interest margin in the second half of 2003. That possibility, coupled with our operating results for the first half of the year, has caused us to reduce our expectations for the full year 2003 diluted earnings per share to the range of $2.16 to $2.24. The low end of this revised range reflects the potential impact of another 25 basis point cut in interest rates later this year. With the leveraging strategy we've employed, we would still feel an impact on our net interest income from a future rate cut, but not to the same degree as previous cuts. Given a static balance sheet, we believe that another 25 basis point cut in August would reduce our net interest income by approximately $600,000. From the net interest margin perspective, we believe it would decrease by approximately one to two basis points.

     As I mentioned earlier, we are seeing many positive developments within the controllable aspects of our business. With approximately 64% of our loans tied to variable rates, we remain very well positioned to generate strong growth when interest rates begin to rise. In the interim, we will continue to diligently execute on the other drivers of our financial results to minimize the impact of the low interest rate environment on our bottom line.

     Now we would be happy to address any questions you might have. Don, Dale, and I are joined by the telephone in Monterey today by Clay Larson, Vice Chairman of the Board, who heads our Retail Banking System. Clay will also be participating in this portion of the call. Operator, we are ready for the first question.

     Judy: Okay. At this time, I would like to remind everyone if you would like to ask a question, please press *1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster. Your first question comes from Mike McMahon of Sandler O'Neill & Partners.

     Mike McMahon: Good morning, everyone.

     Tom Thomas: Good morning, Mike.

     Mike McMahon: A couple of questions. Don, what was the amount of mortgage backs at the end of the quarter as opposed to the average?

     Don Lafler: It'll take me a moment to look that up. I'll come back in at another point later in the call and I'll get that out.

     Mike McMahon: Great.

     Don Lafler: Do you have another question?

     Mike McMahon: Yeah. And I assume your comments about leveraging strategy -- I think you said you expect an additional $400 million in securities to be purchased. Was it this month?

     Don Lafler: No. For the leveraging strategy, we began the leveraging strategy in April and purchased $100 million in April, $100 million in May, $100 million in June, and we will complete a purchase of another $100 million in July. So that is the total for the strategy of $400 million.

     Mike McMahon: Okay. And on the phenomenal growth in the non-interest-bearing core deposits there, a lot of companies are realizing growth there but yours is very strong. How are you doing that and who are you taking it away from?

     Tom Thomas: Well, Mike. It's Tom. We actually through a lot of last year were not seeing the same level of growth the rest of the country was in terms of funds flowing out of the brokerage companies and into the banks, and we put together in the fall of last year an enterprise sales team where we took all of our disparate sales group and brought them under one head -- whether it be residential real estate or trust or treasury management or what have you -- and put a big focus on soliciting demand deposits. For example, a year ago about 40% of our residential real estate borrowers were depositors of ours. We are the largest residential real estate lender in Santa Barbara County. We have now made sure we actively solicit that business, so I think it's a matter of asking for the business and continuing to retain and grow our market shares in our communities where -- as you remember from some of our presentations -- we have upwards of 30% in both Santa Barbara and San Benito Counties and a strong 12% in Monterey and 16% growth that I mentioned in my remarks in Ventura that we had over the last three years. So it comes throughout our marketplace.

     Mike McMahon: Okay.

     Don Lafler: If I can come back on your earlier question, at the end of the quarter we had $599 million in CMOs and mortgage-backed securities and another $28 million in other asset-backed securities.

     Mike McMahon: Right. Thank you very much.

     Tom Thomas: Thank you, Mike.

     Judy: Your next question comes from Todd Hagerman of Fox, Pitt, Kelton,
Inc.

     Todd Hagerman: Good morning, everyone.

     Tom Thomas: Good morning, Todd.

     Todd Hagerman: Don, if I could make sure I understand you correctly in terms of the leveraging strategy, am I to understand that now that I guess the balance sheet has now pretty much peaked or {unintelligible} into July.

     Don Lafler: It will in July from that standpoint. Yes, we'll complete the $400 million purchase plan here in July.

     Todd Hagerman: Okay. And then assuming, given the comments in terms of the more robust loan pipeline and so forth, thinking in terms of the margin, I would think that we wouldn't expect the same magnitude of compression in maybe the next couple of quarters given the better-than-average loan growth that you're seeing now.

     Don Lafler: That's clearly what we're hoping to see. I do not think that we're going to see continued drops in our margins, so it's likely to stay at a lower rate than we would like to see but I do not think it's going to go significantly lower.

     Todd Hagerman: Would you call it relatively stable the next couple of quarters?

     Don Lafler: No. We're going to see impact out of this last interest rate drop that just occurred at the end of June, so we're going to see an impact in the third quarter relative to the second quarter from that.

     Todd Hagerman: Okay.

     Don Lafler: Now, obviously, if we have, as Tom indicated in his comments, if we have another one in August, we will have some further decrease.

     Todd Hagerman: Sure. Understood. And then if I may just a follow-up, maybe if you could just provide a little bit more of your thoughts in terms of the provision and the reserve levels. You didn't take a provision in this quarter, but maybe what you're thinking given the improving trends in the credit portfolio what we might expect in the second half of the year as it relates to credit costs.

     Dale Diederick: Todd, this is Dale. We were very pleased with this quarter and the trends in asset quality. There certainly are challenges to make sure we continue to move these two larger credits as well as some of the other non-performing ones. We do certainly realize that in some of that non-performing, there might be some charge-offs come out of there so there would be some provision; but we're certainly not expecting any real change in problem loans, so it should be a more normalized provision on a go-forward basis.

     Todd Hagerman: Okay, great. Thank you.

     Judy: Your next question comes from Joe Morford of RBC.

     Joe Morford: Thanks. Good morning, everyone.

     Tom Thomas: Hi, Joe.

     Joe Morford: I guess as a follow-up to Todd's question, Dale, you mentioned kind of more normalized provision. It seems like your provision bounces around a lot. Is that just to be covering charge-offs or maybe some additional color there?

     Dale Diederick: I think we've really reached the point where we're seeing the end of growth in the potential problems loans. They've certainly started stabilizing over the past couple of quarters, and we saw a reduction. I think it is going to be more towards just, Joe, what you're talking about and that is, if there are any losses in the more traditional non-performing loans, it would cover that. And certainly if we do see any new potential problem loans that do surface, we will provide for that which would be in excess of that. We really don't have that much expectation for that going forward.

     Joe Morford: And what about excluding the two large credits? Just given your current portfolio mix and stuff, what would you say is kind of a normalized charge-off ratio for the Bank?

     Dale Diederick: Well, if you look historically at it, we run at about 33 basis points over history, and I think with the change in the economy and certainly the effect that we had over the past couple of years, that has been going up from that. But I think returning back to that normalized level is very, very achievable.

     Joe Morford: Okay. And then I guess just for Don, is the second quarter a pretty good run rate for expenses excluding the $2.1 million charge, and what might we -- should we just maybe -- expect modest growth in the second half of the year?

     Don Lafler: Well, there was the $2.1 million as indicated, and then there were a couple of those other items which totaled -- these special items totaled -- about $3 million.

     Joe Morford: Okay.

     Don Lafler: Those are what we would not expect to recur.

     Joe Morford: Okay. And then, excluding that then, just modest growth expectations going forward?

     Don Lafler: Yes.

     Joe Morford: Okay. Thanks very much.

     Tom Thomas: Thank you.

     Judy: Your next question comes from Brett Robertson of Midwest Research.

     Brett Robertson: Hi, guys. How're you doing?

     Tom Thomas: Good morning, Brett.

     Brett Robertson: Just a couple of questions for Dale here. I wanted to delve a little further into the two credits you mentioned you were more aggressively pursuing collection. Can you give us a timeline for those credits and what your present likely outcome is in terms of especially the hotel credit? And then in relation to your comments relating to credit quality getting better, with the exception of the hospitality- and the winery-related industries, can you talk about those portfolios that you have in those two industries?

     Dale Diederick: Good question, Brett. Good morning. Just to kind of hit hopefully all of the questions that you asked, relative to the two specific credits, in the area of workout lending it's hard to really predict the ultimate timing; but just to give you a sense of where you go with these credits from just a general standpoint, you have to start looking at the fact that a borrower is not meeting the measurement standards that we have set on a timely basis. So we will start looking to engage in additional discussions that could bring additional resources to the table to help them, potentially downsizing the company to create cash to liquidate the debt -- and that can be either voluntarily or involuntarily -- and certainly then ultimately the worst case scenario is an involuntary liquidation of the company. All of those take time, so it would be harder to really put a pinpoint to that, but we certainly are aware that they have gone to a protracted period and we want to accelerate that timetable.

     Brett Robertson: To put it more bluntly, would there be a possibility of you guys looking to exit the credits to another institution on some relatively decent basis of principal?

     Dale Diederick: Absolutely. And that's certainly a strategy that we've been looking at.

     Brett Robertson: Okay.

     Dale Diederick: And, again, just as you say to put it bluntly, we're also looking at the collateral and trying to value that collateral. If we have to take the worst case approach.

     Brett Robertson: Okay.

     Dale Diederick: And probably to that point, if you talk about the ultimate resolution, when we model the inherent loss -- and back to my comments that I made earlier -- that's kind of how we model the inherent loss, so that's why we're very comfortable that the allowance against it is still adequate.

     Brett Robertson: Can you give us an update on , in the past you've talked about what you thought your maximum loss potential was, can you give us any update on that?

     Dale Diederick: On those two credits?

     Brett Robertson: Right.

     Dale Diederick: Yeah, we're just a little over $7 million on those two credits.

     Brett Robertson: Okay. So still in the same vicinity in terms of loss potential?

     Dale Diederick: Yes.

     Brett Robertson: Okay.

     Dale Diederick: And our modeling was really taken into consideration, and a component of that was really looking at the collateral and the liquidation of it. So kind of the worst case scenario.

     Brett Robertson: And then in relation to the two industries just in relation to your other credits?

     Dale Diederick: And that's a real good question. The two areas that we still are watching very closely are certainly the hospitality industry and again, as I said before I define that as really hotels, restaurants, entertainment, kind of the broad brush of tourism and its impact. Some things that we're starting to see is the day travel in our area is starting to increase, so certainly that could have a positive impact on the restaurant and potentially entertainment and some of the other areas. We're seeing the hotel industry fairly stable in our area. It still has some degree of softness, but certainly our customers are performing well and their cash flows are holding up very, very well.

     Brett Robertson: Okay. Thank you very much.

     Tom Thomas: Thanks, Brett.

     Judy: Your next question comes from Manuel Ramirez of Keefe, Bruyette & Woods.

     Manuel Ramirez: Hi, guys.

     Tom Thomas: Good morning, Manny.

     Manuel Ramirez: Could you repeat what the MBS premium amortization was in the quarter?

     Don Lafler: Yes, $2 million.

     Manuel Ramirez: Is that on an annualized basis?

     Don Lafler: No, that's for the quarter.

     Manuel Ramirez: Okay. Thanks, guys.

     Tom Thomas: Thank you.

     Judy: Once again, to ask a question, please press *1 on your telephone keypad. You have a follow-up question from Mike McMahon of Sandler O'Neill & Partners.

     Mike McMahon: Clay, Dale may have already just answered this, but what's happening in the beautiful Monterey area with regard to tourism? Has there been any improvement? Are hotel occupancy rates going up?

     Clay Larson: Well, I think they are, Mike. What Dale had just alluded to, the Monterey Peninsula is very much impacted by day travelers from the Bay Area. Some 68% of the tourists that come to the Monterey Peninsula come from the Bay Area, and we have seen a marked improvement of those people driving down to the Monterey Peninsula and occupancy rates are back up. I think what's impacting, though, all hotels all over the country is certainly more people going on the internet to book their rooms. So the advanced reservation systems that many hotels used to have, they don't particularly have -- and that's not just for the Monterey Peninsula, but all over. But, with that said, we are seeing very much an improvement from the Bay Area traveler. So, good news.

     Mike McMahon: Thank you.

     Judy: Your next question comes from Brian McManus of Westwood Capital.

     Brian McManus: Hey. A follow-up on the allowance you have against the NPA credits. Did I understand that you feel the allowance is adequate? Is that in a workout situation or is also do you feel adequate if you were to find a buyer given that they want to buy this thing as some sort of a haircut?

     Dale Diederick: Brian, good question. When we model our inherent loss, we look at several different scenarios and you mentioned two of them. We certainly look at it on a liquidation basis. We certainly look at it on a sale of the investment basis. We also look at it relative to expected cash flows and a net present value of that. We then try to establish which one's more probable than the other, but all of that is taken into consideration and certainly we're very comfortable that it's adequate relative to all of this.

     Brian McManus: Okay. And if I could ask a second question, could you give a little more color on your procedure for provisioning, especially with the RAL loans, when you mentioned that the provision this year was a more normalized one? And last year it was "low" I think you said. Well, it turned out to be low or you didn't anticipate the problems or has there been some change in the way you look at the provisioning for this?

     Don Lafler: Those are also good questions.

     Brian McManus: I'm confused why there should be some variation unless you just plain screwed it up, and I don't think you screwed up.

     Don Lafler: Thank you. The IRS has a number of different review processes that they do before making payments, and our experience has been that they implement different processes each year -- that is they emphasize different processes -- and how much they're going to do, how many returns they're going to pull, which returns they're going to pull, and the speed with which they do that review, etc. So all of those things can impact. What we found last year is that, again, the IRS does not necessarily tell providers of this service what they're going to do or how they're going to do it or even what they have done. It is mostly a matter of surmising from the payment behavior patterns from the IRS what is going on. We know enough about the returns to be able to say that it looks like they're pulling a lot more returns that have high-volume refunds, or they're pulling more this year that have a higher concentration of earned income tax credit, or they're pulling them from this particular provider this year, or the tax preparer, or this year they're pulling more from those people who are preparing them themselves on the internet. So those are all the kinds of things that can cause a variety. Last year we believe, thought, that there was an emphasis at the IRS for economic reasons -- that is to stimulate the economy -- to cut down on the amount of the reviews, to get cash out to people faster. Remember that it was only about a half a year before last year back in the middle of 2001 that we got the rebates that came through with each of us paid $300-$600, whatever, as part of an economic stimulus. Well, we believe that the IRS last year was under similar instructions: Get the money out fast; don't delay it; don't do so many reviews; we need to get cash out into people's hands to stimulate the economy. And that's the primary reason that we believe that we saw such a low charge-off rate last year because they simply were not reviewing the same number. So this year there were an increased number of reviews that we had. There seemed to be, first of all, a higher emphasis of reviews on online filings as well as a higher emphasis on EITC refunds. Those are just not things that we can anticipate in terms of our planning for the process.

     Brian McManus: And are the credit losses bearing out the increased provisions that you're putting up against the RAL loans?

     Dale Diederick: Well, they automatically will in a sense, Brian, because what we do is we charge off all of the loans at the end of June. So the provision automatically balances out and covers all of the charge-offs. At June 30, we have no RAL loans left on the books. It's the one program that works that way. In other words, we find out at the end of each June 30 whether we were right or not right with respect to how much we allow for at March, because it's all over at that point. Everything else -- all the rest of the loan programs -- it's kind of a gradual transition. You discover gradually whether or not you were in the right neighborhood with your allowance; but in this particular one, we know right to the penny at the end of June 30 whether we had allowed for the right amount in March.

     Brian McManus: And one last question -- not to take too much time here -- what is your outlook for the volume of RAL? Are you seeing competition from other similar RAL providers, or is it an area that you are slightly de-emphasizing in favor of the banking business? What's the outlook for that?

     Dale Diederick: The outlook is that the market is growing for these products and our share of the market is growing. So we are seeing an expansion of this. We want to continue to take the opportunity to do this business. That's not to say we don't also want to expand our business in the core banking areas. We are working very hard to expand the core bank as well as the RAL business, but we're going to take advantage of the RAL business and its growth.

     Brian McManus: Thank you very much.

     Dale Diederick: Thank you.

     Judy: Your next question is a follow-up from Joe Morford of RBC.

     Joe Morford: Thanks. Clay, I was wondering if you could give us an update on your progress in cross-selling some of the trust services in your markets and trying to just get a better penetration of customers' private banking business there?

     Clay Larson: Are you talking about our trust services now in the Monterey {unintelligible; two speaking}?

     Joe Morford: That's right.

     Clay Larson: We've had a very, very good, well, let's say probably a six-month growth spurt here, Joe. The group that we have running our trust operation in Northern California is very experienced, and they have done a wonderful job since we implemented this product some four years ago. But just recently we've had some very good growth, so I'm very encouraged. And I think a lot of it has to do with the fact that when you enter a new market -- and new trust was new for us here in the north; our Bank did not have trust. Santa Barbara has had a wonderful, very successful trust department in the south for years. But I think the trust business takes type to build confidence with the lawyers and the other wealth management type professionals in the communities, and I'm very encouraged and very pleased with the results so far.

     Tom Thomas: Clay? Tom. You might also mention to Joe the functionalization of the wealth management group and some of the real key hires we've made up in that marketplace.

     Clay Larson: Sure.

     Tom Thomas: We have some very experienced people.

     Clay Larson: Yeah, that's a good point, Tom. We have separated in the Bank and aligned a number of individuals, a number of officers, into a wealth management group, Joe, and we have hired some very good banking professionals from other banks to join our Bank and be in this wealth management group. So they have brought a significant number of customers from their previous banks and other banks, but they are very seasoned, well-known bankers in our community and I'm very pleased with the results to date.

     Joe Morford: And is that, some of those changes, also in maybe the last six months or so, or is that over a longer period?

     Clay Larson: Yeah, the last six months to a year we've acquired these new bankers, Joe, so the growth in trust -- I mean, the growth has been very good since we implemented it some four years ago -- but the growth in the last six to nine months has been terrific. Wealth management's the same because the new personnel have been on board for six months to a year.

     Joe Morford: Anything else that's changed in the competitive environment, or is just that you're seeing maybe more that you've been in the market now trying to do this for a while {unintelligible; both speaking}.

     Clay Larson: No, the competitive environment hasn't changed that much, Joe. It's a very competitive environment and always has been. We have not seen any new competitors in our market in the north, but I think in the business of trust it just takes a while to build confidence when you're introducing a new product line, new employees; and we have done that and these people are very seasoned, but it's taken them some time. But that time is over now and it's going quite well. I'm very pleased with what I see.

     Joe Morford: Good to hear. Thanks so much.

     Clay Larson: Uh-huh.

     Judy: Your next question is a follow-up from Mike McMahon of Sandler O'Neill & Partners.

     Mike McMahon: Tom, you mentioned that you're now the largest, was it residential lender, in the Santa Barbara area?

     Tom Thomas: Right.

     Mike McMahon: Can you give me a sense or, Don, a sense of the volume that you're doing of residential loans and what the contribution in the quarter was to the gain on sale or the brokerage fees?

     Tom Thomas: We're going to our files, Mike. I believe we have that information here. Needless to say, in the last quarter probably 90% of the volume is in the refinance area. But I believe Don --

     Don Lafler: I don't have the dollar amount on the broker fees, but I can get that and we'll certainly have that listed in the 10-Q.

     Mike McMahon: Okay. Do you have a sense for the volume just that you did of loans?

     Tom Thomas: I don't off the top of my head. Dale, do you?

     Don Lafler: Yeah, I think. Dale's suggesting it's about $40-$45 million and that sounds reasonable. We're obviously not portfolioing all of that, so we'll have to get that.

     Dale Diederick: That was for the quarter.

     Don Lafler: Yeah.

     Mike McMahon: Okay, that's fine. I'll wait to see in the Q, Don.

     Don Lafler: Okay, thank you.

     Mike McMahon: Thank you.

     Judy: Your next question is a follow-up from Todd Hagerman of Fox, Pitt, Kelton, Inc.

     Todd Hagerman: Thanks. Tom, I was just wondering if we could go back to your earlier comments as you were talking about kind of acquisition interest and so forth. I was wondering if you could just give me a sense in terms of what exactly some of these folks are saying, particularly as it relates to kind of pricing. I would be interested to know whether or not we're moving back into kind of the late `90s/2000 era in terms of pricing, and some of the recent deals with some of the larger banks in the state, if that once again is kind of pushing up community banks' expectations and so forth?

     Tom Thomas: Well, I think, Todd, that the saying I've heard from some investment bankers over the last year or so that banks are not bought anymore, they're sold -- meaning that community bankers are making decisions when they want to be sold -- as we talk to people, many at the moment are saying, "Well, you know, we still like what we're doing on our own, but they're not discouraging somebody coming back with an offer." I think there continues to be the disparity between what the multiples that people would like to see, which take you back to '98-'99 and those which buyers are willing to pay. In this market, we clearly have some of the larger players who want to continue to expand, whether that be Union Bank that's made some major acquisitions of banks in the $200-$500 million size. Zion hasn't added to their franchise -- California Bank & Trust -- lately, but they look. Wells Fargo is looking but they've always been a very disciplined acquirer and, therefore, we've seen them do a couple of things. But where we've had some meaningful discussion, we're still seeing people asking for multiples that we just can't pencil out to be in the best interest of our shareholders at this point in time. But we will keep talking.

     Todd Hagerman: Great, thank you.

     Judy: At this time, there are no further questions.

     Tom Thomas: Well, I'd like to thank all of you again for joining us today. We look forward to speaking with you again next quarter. Have a great day and, again, thanks for joining us. Bye.